FIFTH AMENDMENT TO LETTER AGREEMENT

This Amendment, dated as of January 1, 2020 (“Amendment”), is by and between HC Capital Trust (the “Trust”) and Alaric Compliance Services, LLC (“Alaric”).

WHEREAS, the parties have entered into a letter agreement dated December 17, 2008, which agreement was amended on January 1, 2010, January 1, 2015, December 15, 2015, and January 1, 2018 (the “Agreement”); and

WHEREAS, the parties wish to further amend Schedule A to the Agreement to update the list of Portfolios of the Tust and increase the fee payable to Alaric;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced by Schedule A to this Amendment.

2.	Representations. Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment.

3.	Miscellaneous.

(a) Entire Agreement. The Agreement and this Amendment together contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior written or oral agreements, representations and understandings with respect thereto.

(b) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

(d) Effective Date. This Amendment shall become effective on January 1, 2020.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

ALARIC COMPLIANCE SERVICES, LLC

By:	/s/ Guy F. Talarico
Name: Guy F. Talarico
Title: CEO

HC CAPITAL TRUST

By:	/s/ Colette Bergman
Name: Colette Bergman
Title: VP & Treasurer

SCHEDULE A

FEES

The performance by Mr. Guy Talarico of the duties and responsibilities required of the Chief Compliance Officer shall be compensated by the Trust at the annual rate as per the schedule below, billed monthly, payable in advance to ALARIC Compliance Services LLC, in full by wire transfer upon receipt.

Annual Fee	$164,000

The above mentioned fees specifically do not include the out-of-pocket expenses that the Trust agrees to reimburse to ALARIC, monthly, upon receipt of invoice and reasonable evidence of expenses, pursuant to the terms of Paragraph 4.

The fee schedule applies to the following portfolios of the Trust as well as to any additional portfolios that may be added to the Trust during the Term of the Agreement:

The Value Equity Portfolio

The Institutional Value Equity Portfolio

The Growth Equity Portfolio

The Institutional Growth Equity Portfolio

The Small Capitalization-Mid Capitalization Equity Portfolio

The Institutional Small Capitalization-Mid Capitalization Equity Portfolio

The Real Estate Securities Portfolio

The Commodity Returns Strategy Portfolio

The ESG Growth Portfolio

The Catholic SRI Growth Portfolio

The International Equity Portfolio

The Institutional International Equity Portfolio

The Emerging Markets Portfolio

The Core Fixed Income Portfolio

The Fixed Income Opportunity Portfolio

The U.S. Government Fixed Income Securities Portfolio

The Inflation Protected Securities Portfolio

The U.S. Corporate Fixed Income Securities Portfolio

The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio

The Short-Term Municipal Bond Portfolio

The Intermediate Term Municipal Bond Portfolio

The Intermediate Term Municipal Bond II Portfolio